                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K/A



                       AMENDMENT NO. 1 TO CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of Earliest Event Reported):  February 28, 1997

                             A. H. BELO CORPORATION

             (Exact name of registrant as specified in its charter)




        DELAWARE                      1-8598                   75-0135890
(State or other jurisdiction        (Commission             (I.R.S. Employer
    of incorporation)               File Number)          Identification Number)

                                P.O. BOX 655237
                           DALLAS, TEXAS  75265-5237
                    (Address of principal executive offices)


                                 (214) 977-6606
                          (Registrant's Telephone No.)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

As previously reported, A. H. Belo Corporation ("Belo") completed the merger of The Providence Journal Company ("Providence Journal") into a wholly-owned subsidiary of Belo on February 28, 1997 (the "Merger"). An agreement to purchase Providence Journal was announced on September 26, 1996 and on February 19, 1997, shareholders of both companies approved the terms of the Merger.

         a.      Financial Statements.

                 Set forth below are the Independent Auditors' Reports, Consolidated Balance Sheets at December 31, 1995 and 1996 and the Consolidated Statements of Stockholders' Equity, Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 of The Providence Journal Company and its subsidiaries as described more fully in the notes thereto.



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of The Providence Journal Company:

We have audited the accompanying consolidated financial statements of The Providence Journal Company and Subsidiaries (the Company) as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of King Holding Corp. (a 50% owned investee company prior to October 5, 1995) for the year ended December 31, 1994. The Company's equity in losses of King Holding Corp. was $8,325,000 for the year ended December 31, 1994. The consolidated financial statements of King Holding Corp. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King Holding Corp., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Providence Journal Company and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



Providence, Rhode Island                           /s/ KPMG PEAT MARWICK LLP
February 10, 1997

                          INDEPENDENT AUDITOR'S REPORT


King Holding Corp.:

         We have audited the consolidated statements of operations, stockholders' equity and cash flows of King Holding Corp. and subsidiaries (the Company) for the year ended December 31, 1994 (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion such consolidated financial statements of King Holding Corp. present fairly, in all material respects, the results of their operations, changes to their stockholders' equity and their cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles.




/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 10, 1995

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                              ASSETS
                                                                                       DECEMBER 31,
                                                                                  ---------------------
                                                                                    1996         1995
                                                                                  ---------   ---------
Current assets:
  Cash and cash equivalents                                                       $  19,141   $      87
  Short-term investments                                                              3,349           -
  Accounts receivable, net of allowance for doubtful accounts of
    $4,110 in 1996 and $4,328 in 1995                                                63,374      56,321
  Television program rights, net                                                     17,868      16,536
  Federal and state income taxes receivable                                           2,582      24,146
  Deferred income taxes (note 14)                                                     3,846       7,112
  Inventory, prepaid expenses and other current assets                               12,309       5,019
                                                                                  ---------   ---------
                Total current assets                                                122,469     109,221
Investments in affiliated companies (note 7)                                          8,326      22,171
Notes receivable (note 8)                                                               910      19,174
Television program rights, net                                                        4,784       3,817
Property, plant and equipment, net (note 9)                                         176,536     171,649
License costs, goodwill and other intangible assets, net (notes 5, 6 and 10)        363,019     354,411
Other assets (notes 11, 15 and 19)                                                   37,536      22,927
Investment in marketable equity security                                              7,424       3,860
                                                                                  ---------   ---------
                                                                                  $ 721,004   $ 707,230
                                                                                  =========   =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                $  20,887   $  16,837
  Accrued expenses and other current liabilities (notes 12, 13 and 18)               44,989      49,504
  Current installments of long-term debt (note 15)                                      100         100
  Current portion of television program rights payable (note 16)                     15,466      16,463
                                                                                  ---------   ---------
                Total current liabilities                                            81,442      82,904
Long-term debt, less current installments (note 15)                                 186,600     243,998
Television program rights payable, less current portion (note 16)                     4,443       5,509
Deferred income taxes (note 14)                                                      45,687      52,298
Deferred compensation (note 18)                                                       3,380      10,204
Other liabilities (notes 18 and 19)                                                  44,843      49,078
                                                                                  ---------   ---------
                Total liabilities                                                   366,395     443,991
                                                                                  ---------   ---------
Commitments and contingencies (notes 4, 6, 7, 9, 17, 19, 21 and 22)
Minority interest                                                                     5,390           -
                                                                                  ---------   ---------
Stockholders' equity (notes 2, 3, 4, 21 and 23) Class A common stock, par value
  $1.00 per share; authorized 150,000,000 shares, issued 27,506,127 shares in
  1996; 17,331,300
  shares in 1995                                                                     27,507      17,331
  Class B common stock, par value $1.00 per share; authorized
  46,825,000 shares, issued 20,109,026 shares in 1996; 21,067,650
  shares in 1995                                                                     20,109      21,068
  Additional paid in capital                                                        116,828          65
  Retained earnings                                                                 183,890     226,028
  Unrealized gain (loss) on securities available for sale                               885      (1,253)
                                                                                  ---------   ---------
                                                                                    349,219     263,239
                                                                                  ---------   ---------
                                                                                  $ 721,004   $ 707,230
                                                                                  =========   =========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEARS ENDED DECEMBER 31,
                                                                --------------------------------------------
                                                                   1996            1995             1994
                                                                ------------    ------------    ------------
Revenues:
    Broadcasting                                                $    213,770    $    180,547    $     54,024
    Publishing advertising                                            97,073          96,340          97,006
    Publishing circulation                                            33,413          32,151          30,887
    Programming and Electronic Media                                  15,343           3,468           2,300
                                                                ------------    ------------    ------------
                  Total net revenues                                 359,599         312,506         184,217
                                                                ------------    ------------    ------------
Expenses:
    Operating                                                        214,005         161,283          77,543
    Selling, general and administrative                              100,066          86,023          83,302
    Newspaper consolidation and restructuring costs (note 13)          1,791          14,222               -
    Stock based compensation (note 18)                                12,394           2,387          15,138
    Depreciation and amortization                                     43,517          33,969          19,983
    Pension expense (note 19)                                          1,114           1,236            (173)
                                                                ------------    ------------    ------------
                  Total expenses                                     372,887         299,120         195,793
                                                                ------------    ------------    ------------
Operating income (loss)                                              (13,288)         13,386         (11,576)
                                                                ------------    ------------    ------------
Other income (expense):
    Interest expense (notes 4 and 15)                                (18,892)        (11,395)         (2,426)
    Equity in loss of affiliated companies (note 7)                   (4,706)         (7,835)        (13,380)
    Management fees from related parties (note 5)                          -               -           3,525
    Other income (expense) (note 8)                                   10,621           4,797           2,578
                                                                ------------    ------------    ------------
                  Total other expense, net                           (12,977)        (14,433)         (9,703)
                                                                ------------    ------------    ------------
Loss from continuing operations before
    income tax expense (benefit)                                     (26,265)         (1,047)        (21,279)
Income tax expense (benefit) (note 14)                                (4,710)          3,956           1,950
                                                                ------------    ------------    ------------
Loss from continuing operations                                      (21,555)         (5,003)        (23,229)
Discontinued operations (note 4):
   Loss from operations of discontinued segments,
     net of income tax benefits                                            -               -          (1,798)
   Loss on disposal of segments, net of income tax
     benefits                                                         (2,678)              -         (34,764)
                                                                ------------    ------------    ------------
Loss before extraordinary item                                       (24,233)         (5,003)        (59,791)
Extraordinary item, net (note 15)                                          -          (2,086)              -
                                                                ------------    ------------    ------------
Loss before minority interests                                       (24,233)         (7,089)        (59,791)
Minority interests (note 6)                                           10,503          (2,559)              -
                                                                ------------    ------------    ------------
Net loss                                                        $    (13,730)   $     (9,648)   $    (59,791)
                                                                ============    ============    ============
Net loss per common share:
     From continuing operations                                 $      (0.50)   $      (0.13)   $      (0.61)
     From discontinued operations                                      (0.06)              -           (0.96)
     Extraordinary item                                                    -           (0.05)              -
     Minority interests                                                 0.24           (0.07)              -
                                                                ------------    ------------    ------------
Net loss per common share                                       $      (0.32)   $      (0.25)   $      (1.57)
                                                                ============    ============    ============
Weighted average shares  outstanding                              42,969,762      38,506,500      38,196,900
                                                                ============    ============    ============

         See accompanying notes to consolidated financial statements.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                       ------------------------------------
                                                                         1996          1995          1994
                                                                       ---------     ---------    ---------
Operating activities:
  Net loss                                                             $ (13,730)   $  (9,648)   $ (59,791)
  Adjustments to reconcile net loss to cash provided by
      continuing operations:
      Extraordinary items                                                      -        2,086            -
      Discontinued operations                                              2,678            -       36,562
      Minority interests                                                 (10,503)       2,559            -
      Depreciation and amortization                                       43,517       33,969       19,983
      Program rights amortization                                         21,198       17,318        7,356
      Equity in loss of affiliated companies                               4,706        7,835       13,380
      Deferred income taxes                                               (1,265)      11,008       (3,258)
      Increase (decrease) in deferred compensation                        (6,824)      (1,531)       7,740
  Changes in assets and liabilities, net of effects of acquisitions:
      Accounts receivable                                                 (4,653)      (4,604)        (484)
      Inventory, prepaid expenses and other current assets                12,247      (34,870)      (1,868)
      Accounts payable                                                     1,393        1,172        2,545
      Accrued expenses and other current liabilities                      (7,544)     (15,095)        (697)
      Other, net                                                            (798)       1,776        3,459
                                                                       ---------    ---------    ---------
          Cash flows provided by continuing operations                    40,422       11,975       24,927

Investing activities:
      Purchase of Kelso interest, less cash acquired of $3,578                 -     (261,422)           -
      Purchase of TVFN interest, less cash acquired of $263              (23,787)           -
      Investment in securities held for sale                                   -         (397)           -
      Investments in affiliated companies                                 (6,434)     (23,647)      (6,555)
      Additions to property, plant and equipment                         (25,048)     (15,276)      (6,481)
      Collections on notes receivable                                     23,322          339        3,086
      Proceeds from sale of assets                                             -        8,739          594
      Cash proceeds from sale of cable operations, net of taxes paid     (25,000)     693,058            -
      Increase (decrease) in operations through disposal date                  -      (66,459)      24,838
      Purchase of television station options                             (11,750)           -            -
                                                                       ---------    ---------    ---------
         Cash flows provided by (used in) investing activities           (68,697)     334,935       15,482

Financing activities:
      Proceeds from syndicated long-term debt                            117,000      233,000            -
      Net increase (decrease) in syndicated line of credit                (1,298)       1,298            -
      Proceeds from refinanced syndicated long-term debt                       -       90,711            -
      Principal payments on long-term debt including
       prepayment penalty in 1995                                       (173,100)    (638,224)     (19,345)
      Payments of debt issue costs                                             -       (1,748)           -
      Payments of television program rights payable                      (17,443)     (16,166)      (6,760)
      Cash received from minority partners                                12,800            -            -
      Dividends paid                                                      (9,763)      (9,706)      (9,711)
      Issuance of Class A stock, net of expenses                         119,133           46            -
      Purchases and adjustments to basis of treasury stock                     -       (7,353)      (4,291)
                                                                       ---------    ---------    ---------
          Cash flows provided by (used in) financing activities           47,329     (348,142)     (40,107)

Increase (decrease) in cash                                               19,054       (1,232)         302
Cash and cash equivalents at beginning of year                                87        1,319        1,017

                                                                       ---------    ---------    ---------
Cash and cash equivalents at end of year                               $  19,141    $      87    $   1,319
                                                                       =========    =========    =========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

            THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             (Dollars in thousands, except per share data)


                                                             CLASS A                CLASS B
                                                        SHARES     AMOUNT      SHARES      AMOUNT    APIC
                                                      ----------   -------    ----------   -------  --------
Balances at December 31, 1993                         17,258,850   $43,147    21,283,650   $53,209  $      -
Purchase of treasury stock
Conversion upon sale of Class B to
  Class A common stock                                     7,200        18        (7,200)      (18)
Dividends declared, $0.25 per share
Cumulative effect of change in
  accounting principle
Net change in unrealized gain (loss)
Net loss
                                                      ----------   -------    ----------   -------  --------
Balances at December 31, 1994                         17,266,050   $43,165    21,276,450   $53,191         -
Conversion upon sale of Class B to
  Class A common stock                                    58,950       147       (58,950)     (147)
Reissuance of treasury stock in connection
  with stock-based compensation plans                                                                  2,738
Treasury stock adjustment to basis
Dividends declared, $0.25 per share
Net change in unrealized gain (loss)
Excess proceeds over net assets held for
  sale in disposal of cable operations (note 4)
Deemed distribution to shareholders of
  Continental capital stock in connection with
  disposal of cable operations (note 4)
Recapitalization in connection with PJC
  Spin-Off (note 4)                                                (25,987)     (149,850)  (31,976)   (2,738)
Exercise of options                                        6,300         6                                65
Net loss
                                                      ----------   -------    ----------   -------  --------
Balances at December 31, 1995                         17,331,300   $17,331    21,067,650   $21,068        65
Dividends declared, $0.25 per share
Net change in unrealized gain (loss)
Conversion of Class B to Class A common stock            958,624       959      (958,624)     (959)
Common stock issued:
  Common stock offering, net of expenses (note 3)      8,643,750     8,644                           110,379
  Exercise of options (note 18)                           29,700        30                               305
  Common stock issued for R.S.U. plan (note 18)          542,753       543                             6,079
Adjustment to excess proceeds over assets
  held for disposal of cable assets (note 4)
Settlement of contingent liability relating to
  disposal of cable assets (notes 4 and 21)
Net loss
                                                      ----------   -------    ----------   -------  --------
Balances at December 31, 1996                         27,506,127   $27,507    20,109,026   $20,109  $116,828
                                                      ==========   =======    ==========   =======  ========


                                                                 UNREALIZED
                                                                GAIN (LOSS)
                                                               ON SECURITIES    TREASURY STOCK
                                                    RETAINED     AVAILABLE     ------------------
                                                    EARNINGS      FOR SALE     SHARES      AMOUNT    TOTAL
                                                   ---------      --------     --------   -------   ---------
Balances at December 31, 1993                      $ 266,376      $      -     (192,150)  $(3,157)  $ 359,575
Purchase of treasury stock                                                     (240,300)   (4,291)     (4,291)
Conversion upon sale of Class B to
  Class A common stock                                                                                      -
Dividends declared, $0.25 per share                   (9,711)                                          (9,711)
Cumulative effect of change in                                                                              -
  accounting principle                                               5,120                              5,120
Net change in unrealized gain (loss)                                (5,015)                            (5,015)
Net loss                                             (59,791)                                         (59,791)
                                                   ---------      --------     --------   -------   ---------
Balances at December 31, 1994                      $ 196,874      $    105     (432,450)  $(7,448)  $ 285,887
Conversion upon sale of Class B to
  Class A common stock                                                                                      -
Reissuance of treasury stock in connection
  with stock-based compensation plans                                           282,600     4,867       7,605
Treasury stock adjustment to basis                                                         (7,353)     (7,353)
Dividends declared, $0.25 per share                   (9,706)                                          (9,706)
Net change in unrealized gain (loss)                                (1,358)                            (1,358)
Excess proceeds over net assets held for
  sale in disposal of cable operations (note 4)      582,510                                          582,510
Deemed distribution to shareholders of
  Continental capital stock in connection with
  disposal of cable operations (note 4)             (584,769)                                        (584,769)
Recapitalization in connection with PJC
  Spin-Off (note 4)                                   50,767                    149,850     9,934           -
Exercise of options                                                                                        71
Net loss                                              (9,648)                                          (9,648)
                                                   ---------      --------     --------   -------   ---------
Balances at December 31, 1995                      $ 226,028      $ (1,253)           -   $     -   $ 263,239
Dividends declared, $0.25 per share                   (9,763)                                          (9,763)
Net change in unrealized gain (loss)                                 2,138                              2,138
Conversion of Class B to Class A common stock                                                               -
Common stock issued:
  Common stock offering, net of expenses (note 3)                                                     119,023
  Exercise of options (note 18)                                                                           335
  Common stock issued for R.S.U. plan (note 18)                                                         6,622
Adjustment to excess proceeds over assets
  held for disposal of cable assets (note 4)           6,355                                            6,355
Settlement of contingent liability relating to                                                              -
  disposal of cable assets (notes 4 and 21)          (25,000)                                         (25,000)
Net loss                                             (13,730)                                         (13,730)
                                                   ---------      --------     --------   -------   ---------
Balances at December 31, 1996                      $ 183,890      $    885            -   $     -   $ 349,219
                                                   =========      ========     ========   =======   =========


     See accompanying notes to consolidated financial statements.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of Business and Basis of Consolidation

The consolidated financial statements present the financial position and results of operations of The Providence Journal Company and its subsidiaries (collectively, the "Company"). The Company is the successor to Providence Journal Company ("Old PJC") which reorganized itself, acquired all of its joint venture partner's interest in King Holding Corp. ("KHC"), and disposed of its cable operations on October 5, 1995 in a series of transactions as described in
Note 4. The Company is a diversified communications company with operations and investments in several media and electronic communications businesses. The principal areas of the Company's activities are television broadcasting ("Broadcasting"), newspaper publishing ("Publishing") and programming and electronic media ventures ("Programming and Electronic Media"). Prior to the consummation of the Continental Merger (defined below) and other transactions described below, these businesses were conducted by Old PJC which was also engaged in the ownership and operation of cable television systems.

All significant intercompany balances and transactions have been eliminated and minority interests have been recorded in consolidation. The results of operations for King Holding Corp. ("KHC"), America's Health Network ("AHN") and Television Food Network ("TVFN") have been consolidated in the accompanying consolidated statements of operations since January, 1995; January, 1996; and May, 1996, respectively, with appropriate adjustments for minority interests.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform with the current year presentation.

(b) Cash and Cash Equivalents

Cash equivalents are those short-term highly liquid investments with original maturities of 90 days or less. At December 31, 1996, cash equivalents consisted primarily of commercial paper and overnight investments and totaled $13,916. There were no cash equivalents at December 31, 1995.

The Company has a cash management program whereby outstanding checks in excess of cash in the concentration account are not accounted for as reductions of cash until presented to the bank for payment. At December 31, 1996 and 1995, the Company reclassified $936 and $2,162 respectively, of net outstanding checks to accounts payable.

Supplemental cash flow information is as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                               -----------------------------------

                                                                 1996          1995         1994
                                                               --------      --------     --------

Income taxes paid (received) during the year (excluding
     settlements,  see Note 14) ..........................     $(27,384)       12,679        2,588
                                                               --------      --------     --------

Interest paid during the year (including amounts allocated
     to discontinued operations), net of amounts
     capitalize ..........................................     $ 19,261        47,891       20,911
                                                               --------      --------     --------

Obligations incurred for acquisition of television program
     rights (non-cash transactions) ......................     $ 15,247        21,520        6,627
                                                               --------      --------     --------

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




In connection with the acquisition of the joint venture partner's interest in King Holding Corp. in 1995 and its acquisition of a controlling interest in TVFN in 1996, assets acquired and liabilities assumed were as follows:

                                      1996         1995
                                     --------     --------
  Assets acquired ..............     $ 15,141     $243,186
                                     ========     ========
  Goodwill and other intangibles     $ 20,617     $206,740
                                     ========     ========
  Liabilities assumed ..........     $  5,464     $184,926
                                     ========     ========
Minority interest ..............     $  6,244     $     --
                                     ========     ========

(c) Investments

Investments in Affiliates

Investments in affiliates in which the Company has significant influence (generally ownership of 20% to 50% of voting stock) and investments in partnerships are accounted for using the equity method. Other investments (generally ownership of less than 20% of voting stock) are carried at the lower of cost or net realizable value. The following investments are accounted for under the equity method as of December 31, 1996 and 1995:

                             1996                   1995
                             ----                   ----
           Linkatel Pacific, L.P.               Linkatel Pacific, L.P.
           Partner Stations Network, L.P.       Partner Stations Network, L.P.
           Peapod, L.P.                         Peapod, L.P.
                                                AHN
                                                TVFN

Information about these investments is presented in Notes 6 and 7.

Investments in Marketable Securities

Investments in marketable securities consist of a marketable equity security investment in common stock of StarSight Telecast, Inc., in which the Company owns approximately 5% of the outstanding common stock, and marketable debt security investments in government securities, with maturities of one year or less.

At December 31, 1996, marketable debt securities of $3,349 were pledged to secure the payment of must carry rights and lease obligations.

Prior to January 1, 1994, marketable securities were stated at cost. Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ''Accounting for Certain Investments in Debt and Equity Securities''. Under this standard, the Company's marketable equity securities are recorded at fair market value and are considered to be ''available for sale'' and unrealized gains and losses, net of the related tax effect, are recorded as a separate component of stockholders' equity. Marketable debt securities are considered "held to maturity" and are recorded at amortized cost, adjusted for amortization or accretion of premiums or discounts. A decline in the market value of any marketable security below cost that is deemed other than temporary results in an adjustment to the cost basis of the security which is charged to the consolidated statement of operations.

At both December 31, 1996 and 1995, the cost of marketable equity securities totaled $5,949; fair market value totaled $7,424

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





and $3,860 at December 31, 1996 and 1995, respectively. At December 31, 1996, the cost of marketable debt securities of $3,349 approximated fair market value. There were no marketable debt securities at December 31, 1995.

(d) Inventories

Inventories, principally comprising raw materials and merchandise inventories, are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out (LIFO) basis. Replacement cost of inventories was $2,090 and $2,806 at December 31, 1996 and 1995, respectively.

(e) Television Program Rights

Television program rights consist of costs to acquire program rights, and production costs associated with developed programming. Production costs consist primarily of subcontracted production services, salaries and costs of talent, and costs of set construction. Capitalized production costs are amortized using an accelerated method over three years. Program rights acquired under license agreements are recorded as assets at the gross value of the related liabilities at the time the programs become available for showing. The rights are amortized using accelerated methods over the term of the applicable contract. Amortized costs are included in operating expenses in the accompanying consolidated statements of operations.

Program rights classified as a current asset represent the total amount estimated to be amortized within a year. Related liabilities due to licensers are classified as current or long-term in accordance with the payment terms.

Television program rights are reviewed periodically for impairment and, if necessary, adjusted to estimated net realizable value.

(f) Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred; significant improvements are capitalized. The Company provides for depreciation using the straight-line method over the following estimated useful lives:

     Machinery and equipment. . .   3 - 15 years
     Buildings and improvements .   2 - 45 years
     Broadcast equipment  . . . .   6 - 15 years
     Furniture and fixtures . . .   5 - 11 years

When the Company determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair value of the asset. Fair value is determined by independent appraisal, if an active market exists for the related asset. Otherwise, fair value is estimated through forecasts of expected cash flows.

(g) License Costs, Goodwill and Other Intangible Assets

License costs and other intangible assets are stated at cost. Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company provides for amortization using the straight-line method over periods ranging from 5 to 40 years. The Company periodically reviews its intangible assets to determine whether any impairment has occurred. The Company assesses the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the operating cash flows (earnings before income taxes, depreciation, and amortization) of the operation.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





(h) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

(i) Pension and Other Post-retirement Benefits

The Company has a defined benefit pension plan covering substantially all employees of The Providence Journal Company and its wholly owned subsidiaries. The plan is funded in accordance with the requirements of the Employee Retirement Income Security Act.

The Company sponsors a defined life insurance and medical plan for its newspaper and one of its broadcast operations, respectively. The plans are accounted for under SFAS No. 106, ''Employer's Accounting for Post-retirement Benefits Other than Pensions''.

(j) Derivative Financial Instruments

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments are only used to manage interest rate risks.

The Company has entered into an interest rate swap agreement which is accounted for as a hedge of the obligation and, accordingly, the net swap settlement amount is recorded as an adjustment to interest expense in the period incurred (see Note 15). Gains and losses upon settlement of a swap agreement are deferred and amortized over the remaining term of the agreement.

(k)  Advertising Costs

The Company expenses media advertising and advertising promotion expense as incurred. For the years ended December 31, 1996, 1995 and 1994, the Company incurred advertising expense of approximately $12,042, $8,332, and $3,904, respectively.

(l) Net Loss Per Share

Net loss per share is based on the weighted average number of Class A and Class B shares of common stock outstanding. Restricted stock units and stock options are both considered common stock equivalents. Common stock equivalents were anti-dilutive for all periods in which the common stock equivalents were outstanding except for the fourth quarter of 1996, however inclusion of such common stock equivalents for that period would not have materially changed the loss per share and consequently only basic loss per share is presented in the consolidated statement of operations.

(m) Stock-Based Compensation

Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Statement encourages, but does not require, a fair value based method of accounting for stock-based compensation plans. SFAS No. 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." For those entities electing to use the intrinsic value based

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock awards is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance equity units is recorded based on the quoted market price of the Company's stock at the end of each reporting period. See Note 18.


NOTE 2 -- MERGER WITH A. H. BELO CORPORATION

On September 26, 1996, the Company signed a definitive agreement to merge with the A. H. Belo Corporation ("Belo") of Dallas, TX. ("Belo Merger"). The exchange ratio in the transaction is .5333 share of Belo stock plus $12.33 for every share of The Providence Journal Company stock. Shareholders will have the ability to select this exact mixture of consideration or, alternatively, all cash or all stock, subject to pro-ration. The value of each package will be identical. This value will be determined during a pricing period prior to the effective time of the closing. Cash and stock elections will be subject to pro-ration. The transaction is subject to shareholder, Federal Communications Commission ("FCC"), and various other approvals. The shareholders of Belo and the Company are scheduled to vote on the proposed merger on February 19, 1997. Pursuant to the Belo Merger agreement, in the event of termination of the merger, under certain circumstances, the Company may be required to pay a termination fee in the amount of $50 million. Through December 31, 1996, the Company has incurred approximately $2.8 million in transaction costs related to the proposed merger with Belo. This amount has been expensed in operating costs in the consolidated statement of operations. See Note 25.

NOTE 3 -- STOCK SPLIT AND PUBLIC OFFERING

On June 18, 1996, the Board of Directors declared a 450 for 1 stock split of its issued and outstanding common stock as of that date. Such stock split has been reflected throughout these financial statements.

On June 25, 1996, the Company raised $106,277 net of underwriters' commission, in an initial public offering and direct placement of its Class A Common stock (the "Offerings"). The number of Class A shares sold to the public in the underwritten offering was 7,125,000 and the number of Class A shares sold to eligible employees in the direct placement program was 450,000. Expenses associated with the Offerings were $2,249. On July 10, 1996, the Company issued an additional 1,068,750 Class A shares and raised an additional $14,995, net of underwriters' commission, pursuant to the exercise of an over-allotment option granted to the underwriters by the Company. The net proceeds from the offerings were used to repay a portion of the Company's outstanding debt.

Assuming the Offerings occurred on January 1, 1996 and the proceeds were used to repay a portion of the indebtedness at that time, the supplementary pro forma net loss (after giving effect to the resulting reduction in interest expense) and loss per share for the year ended December 31, 1996 would have been as follows:

Net loss .............................     $   (10,658)
Net loss per common share:
     From continuing operations ......           (0.39)
     From discontinued operations ....           (0.06)
     Minority interests ..............            0.22
                                           -----------
Net loss per common share ............     $     (0.23)
                                           ===========
Shares used in calculation ...........      47,193,737
                                           ============

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 4-- REORGANIZATION AND DISCONTINUED CABLE OPERATIONS

(a)  Reorganization
On October 5, 1995, Old PJC completed the acquisition of the 50% interest in KHC held by an unrelated third party for $265 million, including $5 million in transaction fees (the "Kelso Buyout"), completed the transfer of all non-cable operations from Old PJC to the Company in a substantially tax-free reorganization pursuant to which the shares of capital stock of the Company were distributed to the shareholders of Old PJC (the "PJC Spin-Off"), and, following the PJC Spin-Off, at which point it held only Old PJC's cable television businesses and assets, Old PJC was merged ("the Continental Merger") with and into Continental Cablevision, Inc. ("Continental"). Immediately prior to the Kelso Buyout, Continental purchased for $405 million all of the stock of King Videocable Company ("KVC"), a wholly owned subsidiary of King Broadcasting Company ("KBC"), which is wholly owned by KHC. As a result of these transactions, the Company, in substance, became successor to Old PJC, in the same lines of businesses, simultaneously spinning off its cable subsidiaries to its shareholders who then merged them into Continental.

Proceeds from the disposal of the cable operations discussed above consisted of a combination of Continental stock, which was received directly from Continental by Old PJC's shareholders in connection with the Continental Merger, assumption of a portion of Old PJC's debt by Continental (see Note 15), and cash. The total combined consideration amounted to approximately $1.4 billion (including the $405 million from the sale of KVC). The excess of the proceeds over the net assets of the discontinued cable operations was $582,510 and is reflected in the consolidated statement of stockholders' equity. The receipt by Old PJC Shareholders of the Continental shares, valued at $584,769, is recorded as a deemed distribution to shareholders in the statement of stockholders' equity. In 1996, a credit adjustment of $ 6,355 related to income tax provisions and, as discussed in Note 21, a debit adjustment of $25,000 related to settlement of contingent liabilities were charged to stockholders' equity to reflect a net decrease of $18,645 in the net proceeds received from the cable operations disposed of in 1995.

The Continental Merger agreement between Old PJC and Continental provided that the total combined consideration received from the disposal of the Company's cable operations would be adjusted for certain working capital items of the cable operations acquired by Continental. On March 4, 1996, the Company agreed to pay Continental $4,250 in full settlement of this working capital adjustment which was accrued in the accompanying balance sheet as of December 31, 1995 and included in discontinued operations in 1995.

In connection with the Continental Merger, the Company agreed to indemnify Continental from any and all liabilities arising from the non-cable television businesses, and is responsible for all federal and state income tax liabilities for periods ending on or before the closing date.

(b) Discontinued Cable Operations
The results of operations of the cable television segment, the cellular system and the paging subsidiary have been reported as discontinued in the accompanying consolidated statements of operations. Prior year financial statements have been reclassified to present these businesses as discontinued operations. Operating results of these discontinued operations were as follows for the years ended December 31:


                                          1995           1994
                                       ---------      ---------
Revenues .........................     $ 148,268      $ 177,953
                                        (154,741)      (180,597)
Costs and expenses ...............

Equity in income of affiliate ....         1,373          2,417
                                       ---------      ---------

Loss before income taxes .........        (5,100)          (227)

Income tax expense ...............         2,017          1,571
                                       ---------      ---------

Net loss .........................     $  (7,117)     $  (1,798)
                                       =========      =========

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





The net loss for discontinued operations in 1995 was accrued in 1994 as part of the costs to dispose of the cable operations. No amounts were required to be recorded in the loss from operations of discontinued segments in the consolidated statement of operations for 1995. Subsequent adjustments to certain estimates made pertaining to discontinued operations in 1995 were recorded in 1996 to the loss on disposal of segments. See Note 18.

Loss from operations of discontinued segments includes allocated interest expense totaling $17,265 and $20,674 in 1995 and 1994, respectively. Interest allocated to discontinued segments was limited to the associated interest on debt that was repaid in connection with the Continental Merger. The estimated loss on disposal of segments in 1994 of $34,764, which is net of income tax benefits of $8,038, includes severance packages, transaction costs and a provision for loss during the phase-out period.

Included in discontinued operations is a 50% equity investment in Copley/Colony, Inc. (''Copley/Colony''), a joint venture between Colony Communications, Inc. ("Colony") (a subsidiary of Old PJC) and Copley Press Electronics Company (''Copley''), engaged in cable television operations. In connection with the Continental Merger agreement, in May, 1995 Copley sold all of its interests in Copley/Colony to Colony for a fixed aggregate purchase price of $47,790 in cash. As a result, Colony owned all of the outstanding shares of Copley/Colony at the time of the Continental Merger.

In addition, in 1994 the Company sold its remaining cellular system investment and its paging subsidiary. As a result of these transactions, the Company recorded gains of $1,390 (net of phase-out period operating losses and income taxes).


NOTE 5 -- KELSO BUYOUT

The Kelso Buyout as discussed in Note 4 (a), was recorded in the fourth quarter
of 1995 as a step acquisition under the purchase method of accounting.   The
excess of the purchase price over the net book value of assets acquired including deferred taxes was $206,740, of which approximately $88,000 was allocated to identifiable intangibles and the remainder to goodwill, together to be amortized over an average life of approximately 30 years.

Prior to the acquisition of all outstanding interests, the Company received annual governance fees and management fees from KHC totaling $3,525 in 1994 which had been included in management fees from related parties. The Company charged KHC $1,130 for accounting services in 1994 and was also reimbursed
$3,240 by KHC for expenses in its capacity as manager in 1994.   In 1995 and
1996, the annual governance, management, and accounting fees and expenses reimbursed have been eliminated in consolidation.

Summary combined information for KHC. as of December 31, 1994 and for the year then ended is summarized below:

                                                    1994                                                          1994
                                                  ---------                                                    ---------
     Current assets . . . . . . . . . . . . .     $  39,978      Revenues . . . . . . . . . . . . . . . .      $ 117,059
                                                                                                               =========
     Current liabilities  . . . . . . . . . .       (48,804)     Operating income . . . . . . . . . . . .      $  24,776
                                                  ---------                                                    =========
         Working capital deficiency   . . . .        (8,826)     Income from continuing operations  . . .      $   7,263
                                                                                                               =========
     Property, plant and equipment, net . . .        58,131
     Intangible and other assets  . . . . . .       138,453      Loss from discontinued operations, net        $ (23,915)
                                                                                                               =========
     Net assets of discontinued operations          255,902      Net loss . . . . . . . . . . . . . . . .      $ (16,652)
     Long-term liabilities  . . . . . . . . .      (289,669)                                                   =========
                                                  ---------
        Net Assets  . . . . . . . . . . . . .     $ 153,991
                                                  =========

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





NOTE 6 -- CONSOLIDATION OF TVFN AND AHN

(a) TVFN

As of December 31, 1995, the Company controlled a 21% interest in TVFN. The partnership was formed specifically to own and operate the Television Food Network channel. TVFN is a 24-hour advertising supported network service that provides television programming related to the preparation, enjoyment and consumption of food, as well as programs focusing on nutrition and topical news areas. TVFN is distributed predominantly through cable television stations to approximately 19.2 million subscribers throughout the United States. The Company is the general partner in the managing partner of TVFN. Prior to May 1996, the Company's investment in TVFN was accounted for under the equity method.

In May, 1996, the Company acquired the equity partnership interests in TVFN held by Landmark Programming, Inc. ("Landmark") and Scripps Howard Publishing, Inc. ("Scripps") for respective purchase prices of approximately $12,650 and $11,400. Prior to such purchases, Landmark and Scripps each owned a 10.8% and 9.8% general partnership interest, respectively in TVFN. These purchases increased the Company ownership to 46% and allowed the Company to hold three of the five voting seats on the TVFN management committee. As a result of the purchases, TVFN became a controlled subsidiary of the Company and was consolidated into the Company's results of operations effective May, 1996. The acquisition was recorded in the second quarter of 1996 as a step acquisition under the purchase method of accounting. The excess of the purchase price over the fair market value of assets acquired was $20,617 which was allocated to goodwill to be amortized over a life of 40 years. The Company's investment in TVFN through December 31, 1996, including these purchases and funding of its share of operating losses, totaled $52,600 which represents an equity interest of approximately 45%. Other unrelated partners invested $800 from May 1, 1996 (date of consolidation) to December 31, 1996. On January 6, 1997, the Company purchased the 9.5% equity partnership interest in TVFN held by Continental for a purchase price of $16.3 million. In connection with this transactions, the Company agreed to transfer a 1.4% equity interest to Continental which interest had been given to the Company in 1993 in exchange for the Company's agreement to carry TVFN on all of its former cable systems. Following the consummation of such transactions, the Company owns an equity interest of approximately 55.5% in TVFN and holds four of the five voting seats on the TVFN management committee.

(b) AHN

During the year ended December 31, 1996, the Company invested $30,800 and other unrelated partners invested $12,000 in AHN, a 24-hour basic cable television programming service devoted exclusively to health related issues and products. The channel launched on March 25, 1996 with 750 thousand subscribers. The Company's total investment through December 31, 1996 is $41,050 and its equity interest in AHN is approximately 65%. Effective January, 1996, the results of AHN's operations have been consolidated with the Company. Prior to January, 1996, the Company accounted for this investment under the equity method of
accounting.   The Company invested an additional $13.7 million in January,
1997.

(c) Summary Pro Forma Results of Operations

The following table presents unaudited pro forma summary results of operations as if AHN and TVFN had been consolidated in operations since January 1, 1995, and accordingly, includes adjustments for additional amortization and interest expense and related income tax benefits. It does not purport to be indicative of what would have actually occurred had the consolidation occurred on January 1, 1995 nor is it indicative of results which may occur in the future:

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            Pro forma
                                    ----------------------------
                                       1996            1995
                                    ------------    ------------
Revenues                            $    363,436    $    317,663
Loss from continuing operations          (25,170)        (20,345)
Loss from discontinued operations         (2,678)           --
Extraordinary item                          --            (2,086)
Minority interests                        11,951           3,966
                                    ------------    ------------
Net loss                                 (15,897)        (18,465)
                                    ============    ============

Net loss per common share           $      (0.37)   $      (0.48)
                                    ============    ============
Shares used in calculation            42,969,762      38,506,500
                                    ============    ============

 (d) Summary Financial Information  for TVFN and AHN

Summary combined financial information for TVFN and AHN as of December 31, 1995 and for each of the years in the two years then ended are presented below. Information for 1994 includes only TVFN.

                                       1995
                                     --------
Current assets                       $ 11,389
Current liabilities                    (7,977)
                                     --------
   Working capital                      3,412
Property, plant and equipment, net      7,202
Intangible and other assets            10,270
Long-term liabilities                  (2,636)
                                     --------
   Net assets                        $ 18,248
                                     ========
                                       1995        1994
                                     --------    --------
Revenues                             $  6,657    $  1,961
                                     --------    --------
Operating loss                       $(25,526)   $(19,534)
                                     --------    --------
Net loss                             $(25,261)   $(19,243)
                                     ========    ========

NOTE 7- INVESTMENTS IN AFFILIATES

(a) Peapod, L.P.

On July 27, 1995, the Company purchased a 17.1% interest in Peapod, L.P., which currently provides an interactive computer on-line grocery ordering, shopping and delivery service in Boston, Chicago, Columbus and San Francisco and will expand such services to Providence in 1997. Total investments in the partnership during 1995 were $5,335. The Company has invested an additional $1,003 in 1996 as part of a $15 million private placement and as such diluted
its interest to approximately 15%.    No additional investments have been
committed to.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




(b) Linkatel Pacific, L.P.

In July 1993, the Company, through its wholly-owned subsidiary Colony/Linkatel Networks, Inc., invested in Linkatel Pacific, L.P. ("Linkatel") (a development stage enterprise), with two other communications companies. The Company has a 45% limited interest in the partnership, which was formed to pursue the development of alternative access networks. Through December 31, 1996, the Company has invested $6,666 in Linkatel.

On February 4, 1997, the owners of Linkatel completed the sale of that business to Nextlink Communications LLC for $42.5 million. The Company's interest in Linkatel is valued at approximately $14.3 million in this transaction. The sale resulted in a pre-tax gain of approximately $10.7 million, which will be recorded in the first quarter of 1997.

(c) Partner Stations Network, L.P.

The Company is a limited partner with four other television group broadcasters in Partner Stations Network, L.P. ("PSN"). PSN was formed in 1994 to develop and produce television programming for broadcast on their own stations and for potential national distribution to other television broadcast stations. Each of the limited partners has a 16% interest and the general partner, Lambert Television Management, Inc. has a 20% interest. Through December 31, 1996, the Company has invested $2,105.


NOTE 8-   NOTES RECEIVABLE

In September 1990, the Company advanced the Lowell Sun Publishing Company and Lowell Sun Realty Company (collectively the ''Lowell Sun Companies'') $25,650 and agreed to provide a $6,500 revolving credit facility. The principal balance receivable at December 31, 1995 was $23,575. The loan and revolving credit facility which were originally due in March 1996 were subject to a forbearance
until January 2, 1997.   Amounts outstanding bore interest at a floating rate
of prime plus 1.25%. The advance was collateralized by all assets of the Lowell Sun Companies and an interest in Lowell Sun Companies stock. On December 27, 1996, the Company collected $23,147 in full satisfaction of all principal and interest amounts due from the Lowell Sun Companies and recognized $5,261 million included in other income (expense) upon collection of this note.


NOTE 9-   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consist of the following at December
31:

                                                                      1996         1995
                                                                    --------     --------
Land ..........................................................     $ 23,759     $ 24,338

Machinery and equipment .......................................       98,474       84,733

Buildings and improvements ....................................      125,007      116,790

Broadcast equipment ...........................................      108,763      104,147

Furniture and fixtures ........................................       51,372       45,076

Construction in progress ......................................        3,893        1,445
                                                                    --------     --------
                                                                     411,268      376,529
Less accumulated depreciation .................................      234,732      204,880
                                                                    --------     --------
                                                                    $176,536     $171,649
                                                                    ========     ========

Depreciation expense on property, plant and equipment used in continuing operations totaled $25,295, $22,346 and $16,617 in 1996, 1995 and 1994, respectively.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 10-  INTANGIBLE ASSETS

As of December 31, 1996 and 1995, intangible assets consist of:

                                     LIFE RANGE                   1996         1995
                                     ----------                 --------     --------
Goodwill ......................     25-40 years                 $189,758     $166,594
Licenses ......................     10-25 years                  165,836      165,836
Advertiser Relationships ......     18-25 years                   88,595       88,595
Other .........................       5-8 years                    4,077          411
                                                                --------     --------
   Total ......................                                 $448,266     $421,436
                                                                ========     ========

Advertiser relationships generally represent the present value of anticipated cash flows from well established local and national advertiser relationships which existed at the time of acquisition by the Company of some of its television stations, generally those stations which were more mature in their market and had long-term relationships established.

Amortization expense on intangible assets charged to continuing operations totaled $18,222, $11,623 and $3,366 in 1996, 1995, and 1994, respectively.
Accumulated amortization on intangible assets totaled $85,247 and $67,025 at
December 31, 1996 and 1995, respectively.   See also Note 6.

NOTE 11 - OPTIONS TO PURCHASE LMAS

During 1996, the Company paid $11,750 for certain options to purchase stations covered under existing Local Marketing Agreements ("LMA"). Of the total amount paid, $9,000 was paid to the license holder of KFVE in Honolulu, Hawaii in exchange for an option to purchase KFVE for an agreed upon exercise price and a significant reduction in its monthly fees paid to KFVE under its LMA. The option is exercisable after such time, if ever, as the FCC permits ownership of television stations in the same market. The option, which is freely transferable to a third party, expires on December 31, 1999. This option is included in other assets and will be amortized over the remaining life of the LMA unless exercised.

NOTE 12 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Significant components of accrued expenses and other current liabilities consisted of the following amounts at December 31:

                                                                                   1996         1995
                                                                                ---------    ----------
     Accrued costs on disposal of the cable television segment  . . . .          $  1,571      $ 14,498

     Deferred compensation  . . . . . . . . . . . . . . . . . . . . . .            10,896         4,806

     Accrued interest . . . . . . . . . . . . . . . . . . . . . . . . .               509           872

     Salaries, wages and other employee benefits  . . . . . . . . . . .            15,106        11,626

     Unearned revenue . . . . . . . . . . . . . . . . . . . . . . . . .             4,307         3,709

     Publishing restructuring . . . . . . . . . . . . . . . . . . . . .             2,108         6,800

     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            10,492         7,193
                                                                                 --------      --------
                                                                                 $ 44,989      $ 49,504
                                                                                 ========      ========

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 13 -- NEWSPAPER CONSOLIDATION AND NEWSPAPER RESTRUCTURING COSTS

(a) Newspaper Consolidation Costs

Included in the 1995 consolidated statement of operations are one-time charges related to the consolidation of the Company's afternoon newspaper (The Evening Bulletin) with the morning newspaper (The Providence Journal). This consolidation was effective June 5, 1995 and resulted in the publishing of Providence Journal-Bulletin, a morning newspaper. This consolidation is referred to as the Newspaper Consolidation. In connection with the Newspaper Consolidation, the Company offered early retirement benefits and voluntary separation assistance to affected employees. As of December 31, 1995, 61 employees accepted early retirement benefits and 19 employees accepted voluntary separation amounting to a charge to operations of approximately $3,826 and $1,071, respectively, including benefits. In addition, the Company incurred costs of approximately $2,525 for promotion, training, and other costs of the conversion. The early retirement benefits will be paid from the Company's retirement plans. As of December 31, 1996 and 1995, $60 and $700, respectively, remained unpaid under the voluntary separation plans.

(b) Newspaper Restructuring Costs

During the fourth quarter of 1995, management approved a plan of reorganization and restructuring of most departments of Publishing in an effort to improve
efficiencies (the "Newspaper Restructuring").   Under the plan, the Company
targeted a reduction in work-force of approximately 100 full time equivalents through a combination of early retirement and voluntary and involuntary separation assistance plans. Of the 100 full time equivalents, approximately 62 were anticipated from the news and operations departments with the remainder coming from other departments. Salaries and related payroll taxes associated with these reductions amounted to approximately $6,800 and has been included as a restructuring charge in the accompanying consolidated statement of operations for 1995. Early retirement and voluntary separation benefits will be paid out of the Company's pension plans (in which plan assets exceed plan obligations).

During 1996, the Company recorded an additional charge to operations of approximately $1,791, relating to the Newspaper Restructuring due to a larger than expected response to the early retirement costs and voluntary separation benefits. No additional expenses are anticipated. At December 31, 1996 and 1995, $2,108 and $6,800 remained unpaid. Remaining costs are expected to be paid over several years extending to the year 2004 in accordance with the terms of the applicable severance packages. The following table illustrates the current status of the restructuring accrual:


         Balance at December 31, 1995 ........................            $    6,800
         Charge to operations ................................                 1,791
         Utilization of accrual ..............................                  (613)
         Funding by pension plan .............................                (5,870)
                                                                          ----------
         Balance at December 31, 1996 ........................            $    2,108
                                                                          ==========

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





NOTE 14 --  FEDERAL AND STATE INCOME TAXES

Income tax expense (benefit) has been allocated as follows:

                                                  1996        1995        1994
                                               ----------  ----------  ----------
     Continuing operations. . . . . . . .         $(4,710)    $ 3,956     $ 1,950
     Operations of discontinued
     Segments . . . . . . . . . . . . . .          (1,421)      2,017       1,571
     Loss on disposal of segments . . . .             --           --      (8,038)
     Extraordinary items  . . . . . . . .             --         (417)       --
     Stockholders' equity . . . . . . . .             590        (905)         70
                                                  -------     -------     -------
                                                  $(5,541)    $ 4,651     $(4,447)
                                                  ========    =======     =======


Income tax expense (benefit) attributable to income from continuing operations consists of:


                                                                            CURRENT       DEFERRED       TOTAL
                                                                           ---------    ------------   ---------
     Year ended December 31, 1996:
         U.S. Federal   . . . . . . . . . . . . . . . . . . . .            $   (3,617)     $  (1,773)   $ (5,390)
         State  . . . . . . . . . . . . . . . . . . . . . . . .                   172            508         680
                                                                           ----------      ---------    --------
                                                                           $   (3,445)     $  (1,265)   $ (4,710)
                                                                           ==========      =========    ========
     Year ended December 31, 1995:
         U.S. Federal   . . . . . . . . . . . . . . . . . . . .            $   (8,523)     $  11,162    $  2,639

         State  . . . . . . . . . . . . . . . . . . . . . . . .                 1,471           (154)      1,317
                                                                           ----------      ---------    --------
                                                                           $   (7,052)     $  11,008    $  3,956
                                                                           ==========      =========    ========
     Year ended December 31, 1994:
         U.S. Federal   . . . . . . . . . . . . . . . . . . . .            $    5,855      $  (3,258)   $  2,597
         State  . . . . . . . . . . . . . . . . . . . . . . . .                  (647)          --          (647)
                                                                           ----------      ---------    --------
                                                                           $    5,208      $  (3,258)   $  1,950
                                                                           ===========     =========    ========


In January 1997, the Company paid $2,806 in additional taxes and interest in final settlement with the Internal Revenue Service ("IRS") relating to examinations of King Broadcasting Company's income tax returns for tax periods ended June 30, 1989 through February 24, 1992. The returns examined were for tax periods ending prior to the Company's initial investment in King Broadcasting Company on February 24, 1992. In anticipation of this settlement, the Company had provided adequate provisions for this contingency at the time of its initial investment.

During 1995, the Company paid $15,023 in additional taxes and interest in final settlement with the Internal Revenue Service ("IRS") relating to examinations of its income tax returns for the years 1984 through 1989. In anticipation of the interest on these settlements and in providing for various contingencies on income tax exposures identified during on-going examinations, the Company recorded additional income tax expense of $6,000 in 1994.

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss from continuing operations as a result of the following:

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                   1996         1995         1994
                                                                 -------      --------     --------
Computed ''expected'' tax benefit ..........................     $(8,930)     $  (356)     $(7,235)

Increase (decrease) in income taxes resulting from:

     Provisions for tax contingencies and interest on ......          --           --        6,000
       settlements .........................................         609          623        2,831
                                                                                               609
     Equity in net loss of affiliates ......................         448          804         (427)
     State and local income taxes, net of federal income tax
                                                                   3,739        2,223          231
     Amortization of goodwill ..............................
                                                                    (576)         662          550
                                                                 -------      -------      -------
     Other, net ............................................

                                                                 $(4,710)     $ 3,956      $ 1,950
                                                                 =======      =======      =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

     Gross deferred tax assets:                                                        1996              1995
                                                                                   --------          --------

         Deferred compensation  . . . . . . . . . . . . . . . . . . . . . .        $  5,344           $ 5,678
         State net operating loss carryforwards   . . . . . . . . . . . . .           7,139             3,329
         Federal net operating loss carryforwards . . . . . . . . . . . . .           3,813                 -

         Investment and other reserves  . . . . . . . . . . . . . . . . . .           1,382             5,535
         Self-insurance reserves  . . . . . . . . . . . . . . . . . . . . .             751             1,357
         Vacation accrual   . . . . . . . . . . . . . . . . . . . . . . . .           1,079               935
         Post-retirement benefits   . . . . . . . . . . . . . . . . . . . .             648             3,767
         Accounts receivable, principally due to allowance for doubtful
            accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,255             1,163
         Accrued costs on disposal of segments  . . . . . . . . . . . . . .           2,017             2,968
         Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,074             3,765
                                                                                   --------          --------
              Total gross deferred tax assets   . . . . . . . . . . . . . .          25,502            28,497
              Less valuation allowance  . . . . . . . . . . . . . . . . . .          (6,426)           (3,329)
                                                                                   --------          --------
              Net deferred tax assets   . . . . . . . . . . . . . . . . . .          19,076            25,168
                                                                                   --------          --------

     Gross deferred tax liabilities:
         Plant and equipment, principally due to differences in depreciation
            and capitalized interest  . . . . . . . . . . . . . . . . . . .         (26,835)          (29,771)
         Net intangibles, principally due to differences in basis   . . . .         (30,338)          (33,288)
         Prepaid pension costs  . . . . . . . . . . . . . . . . . . . . . .          (3,287)           (3,544)
         Partnership investment   . . . . . . . . . . . . . . . . . . . . .            (120)             (213)
         Other..  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (337)           (3,538)
                                                                                   --------          --------
              Total gross deferred tax liabilities  . . . . . . . . . . . .         (60,917)          (70,354)
                                                                                   --------          --------
              Net deferred tax liabilities. . . . . . . . . . . . . . . . .        $(41,841)         $(45,186)
                                                                                   ========          ========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible, or the recovery of taxes paid in the carryback period. Based upon certain assumptions, such as the scheduled reversal of deferred tax liabilities,

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




available taxes in the carryback period, projected future taxable income, (the realization of which there can be no assurance) management evaluates whether it is more likely than not that the deferred tax assets will be realized.

The valuation allowance for deferred tax assets as of December 31, 1996 and 1995 was $6,426 and $3,329. The net change in the total valuation allowance was an increase of $3,097 in 1996 an increase of $77 in 1995. Changes to the valuation allowance relate principally to deferred tax assets recorded for state net operating loss carryforwards.

At December 31, 1996, the Company had net operating loss carryforwards for state income tax purposes of approximately $126,208 which are available to offset future state taxable income, if any, expiring in various years ending in 2010. Further, at December 31, 1996, the Company had a net operating loss carryforward for federal income tax purposes of approximately $11,215 which is available to offset future federal taxable income, if any. This federal net operating loss carryforward expires in 2011.


NOTE 15--   LONG-TERM DEBT

At December 31, 1996 and 1995, long-term debt consists of the following:

                                                                               1996          1995
                                                                              --------     --------
   Revolving credit and term loan facility at rates of interest averaging
       7.9% and 7.2% in 1996 and 1995, respectively .....................     $177,000     $234,298
   Industrial Revenue Bonds ("IRB") payable at various rates of
       interest averaging  3.5% payable through December 2022 ...........        9,700        9,800
                                                                              --------     --------
         Total long-term debt ...........................................      186,700      244,098
     Less current installments ..........................................          100          100
                                                                              --------     --------
         Long-term debt, excluding current installments .................     $186,600     $243,998
                                                                              ========     ========

Scheduled principal payments on outstanding debt total $186,700 and are due as follows: IRB payments of $100 in 1997. Thereafter scheduled principal payments on the IRB increase to $200 in 1998 through 2005; to $300 in 2006 through 2010; to $400 in 2011 through 2014; to $500 in 2015 through 2017; to $600 in 2018 through 2019; to $700 in 2020 and 2021, and a final payment of $800 in 2022. Of the revolver and term loan outstanding at December 31, 1996, $75,000 is a term loan with a balloon payment due in 2004. The revolver commitment decreases quarterly on a schedule commencing December 31, 1996 in accordance with the Credit Agreement as described below.

Costs of obtaining debt financing have been deferred and are being amortized using the straight-line method over the period of the related debt. Deferred financing costs totaled $1,748 at both December 31, 1996 and 1995. Accumulated amortization at December 31, 1996 and 1995 aggregated $250 and $50, respectively. On October 5, 1995 the Company refinanced its debt in connection with the transactions described in Note 4. Accordingly, unamortized deferred financing costs of $4,554 associated with the debt refinanced were written off and allocated to discontinued operations in the fourth quarter of 1995.

On October 5, 1995, in connection with the transactions discussed in Note 4, Old PJC prior to the PJC Spin-Off, incurred indebtedness (net of $2 million in certain costs shared with Continental) to a subsidiary of Continental in a principal amount of approximately $408 million ("New Cable Indebtedness"). Prior to the PJC Spin-Off, Old PJC used the proceeds of the New Cable Indebtedness, the $405 million provided by the sale of KVC and the Company Indebtedness (defined below) to (i) consummate the Kelso Buyout (ii) to repay substantially all outstanding indebtedness of Old PJC and KHC in an aggregate amount of approximately $623 million, and (iii) to pay other costs associated with the transactions discussed in Note 4. Additional indebtedness (the "Company Indebtedness") required to meet the foregoing obligations, among others, was incurred by Old PJC and the Company in the principal amount of $105 million. Following the PJC Spin-Off, the Company had no obligations or liabilities with

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




respect to the New Cable Indebtedness, and Continental had no obligations or
liabilities with respect to the Company Indebtedness.   In connection with the
sale of KVC, KBC paid approximately $115 million in taxes funded by the Company Indebtedness.

The Company Indebtedness was incurred pursuant to a Credit Agreement entered into by the Company on October 5, 1995 (the "Credit Agreement"). The Credit Agreement, consists of a $75,000 term loan and a $300,000 revolving credit facility. The $75,000 term loan provided for under the Credit Agreement is due 2004. The revolving credit facility provided for under the terms of the Credit Agreement decreases by the following amounts in the years indicated:
1997-$10,500; 1998- $14,500; 1999-$21,500; 2000-$53,250; 2001-$65,750;
2002-$67,750; 2003- $62,750. Effective October 8, 1996, the Credit Agreement was amended to reduce the $300,000 revolving credit facility to $150,000 and to allow for the Belo Merger. The indebtedness evidenced by the Credit Agreement is secured by guarantees from all of the material subsidiaries of the Company and a first priority pledge of all such material subsidiaries' capital stock. The Credit Agreement provides for borrowings indexed, as the Company may from time to time elect, to the Eurodollar rate, the certificate of deposit rate, or the "base" rate of the agent, plus the "spread" over such rates. The "spread" will be determined by the ratio of the total debt of the Company to the operating cash flow of the Company (as defined by the Credit Agreement). Further, the Credit Agreement calls for payment of commitment fees of 3/8 of one percent per annum on the average daily unused portion of any unused
revolving commitment.   Commitment fees totaled $516, $597, and $333 in 1996,
1995, and 1994, respectively.

The Credit Agreement contains customary events of default, financial covenants, covenants restricting the incurrence of debt (other than under the Credit Agreement), investments and encumbrances on assets and covenants limiting mergers and acquisitions. The Credit Agreement provides for the mandatory prepayment of amounts outstanding and a reduction in the commitment under certain circumstances.

In July, 1995, the Company retired its 18% note payable for $8,734. The loss on the early retirement of this debt amounted to $2,086 (net of income taxes of $417) and is included as an extraordinary item in the Company's consolidated statement of operations.

In November 1992, the Company entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its revolving credit and term loan facilities described above. The interest rate under the swap agreement is equal to 6.71% plus an applicable margin as defined in the revolving credit and term loan facility which presently sets the fixed interest rate at 8.1% on the first $200,000 of outstanding debt. The Company recorded additional interest expense during 1996, 1995 and 1994 totaling approximately $2,341, $1,121 and $4,880 respectively, which represents the excess of the swap agreement rate over the original contractual rate. In accordance with certain covenants under the Credit Agreement, the Company will maintain its existing interest rate swap arrangements with The First National Bank of Chicago through December 31, 1999.

The notional amounts and respective periods covered under the interest rate swap agreement are as follows:


       AMOUNT                 PERIOD
       ------                 ------
     $200,000 ... December 30, 1992--December 29, 1996

     $175,000 ... December 30, 1996--December 29, 1997

     $150,000 ... December 30, 1997--December 29, 1999

The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement; however, the Company does not anticipate nonperformance under the agreement.

NOTE 16 -- TELEVISION PROGRAM RIGHTS PAYABLE

Television program rights payable consist of the gross value of cash payments due on the acquisition of program rights as well as amounts due in the amount of approximately $1,915 at December 31, 1996 for programs purchased through barter transactions. Future cash payments total $17,994 and are due in the following years: 1997 $13,551; 1998 $3,064; 1999 $1,302;

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




and 2000 $77.  The barter obligations are scheduled to be fulfilled in 1997.


NOTE 17--   OPERATING LEASES

The Company has certain noncancelable operating leases with renewal options for land, buildings, machinery and equipment. Future minimum lease payments under noncancelable operating leases are due in the following years: 1997--$5,636; 1998--$5,006; 1999--$4,588; 2000--$4,573; 2001--$3,694, and
thereafter--$15,463. Gross rental expense for the years ended December 31, 1996, 1995 and 1994, was $5,061, $5,993 and $5,167, respectively.

Future minimum rental income under noncancelable satellite subleases is as follows: 1997--$2,227; 1998--$1,646 and 1999--$1,180. Sublease satellite rental income totaled $ 2,321,  $3,349 and $2,100 in 1996, 1995 and 1994, respectively, and is included in Programming and Electronic Media revenue.

NOTE 18-- STOCK-BASED COMPENSATION PLANS

The Company's stock-based compensation plans are described below.

(a) Incentive Compensation Plans

Since 1971, the Company has had in place a deferred incentive unit compensation plan (the "IUP Plan") which was administered by the Compensation Committee of the Board of Directors in which certain executives were periodically awarded units. The value ascribed to such units were measured based on prescribed formulas measuring the year over year increase in the Company's value. In 1990, the plan was amended to include Directors of the
Company.   On September 29, 1995, the Company liquidated 85% of the units in the IUP Plan which was paid in cash and stock totaling $27,233. As approved by the Compensation Committee, amounts paid to participants in the liquidation of 85% of the IUP Plan and the remaining units in the IUP Plan were adjusted in 1996 to reflect the increase in the price of Continental Class A Common Stock since the Continental Merger as a result of the merger of Continental with and
into US West Media Group (the "US West Merger") on November 15, 1996.   A
similar adjustment was made to certain stock options and units issued prior to the Continental Merger in the Option Plans (defined below) and the RSU Plan (defined below). Collectively, these adjustments are referred to as the "US West Stock Compensation Adjustments." As a result of the US West Stock Compensation Adjustments, the Company recorded additional compensation expense of $11,289 to continuing operations and $3,826 (before provision for income taxes) to discontinued operations. See stock-based compensation expense table below. As of December 31, 1996 and 1995, amounts payable under the IUP Plan equaled $10,896 and $4,806, respectively and are included in accrued expenses and other current liabilities. All amounts payable at December 31, 1996 are expected to be paid at the closing of the Belo Merger.

(b) Restricted Stock Unit Plan

The Company established a Restricted Stock Unit Plan (the "RSU Plan") for certain key executives in October, 1993. Participants were awarded restricted stock units with each unit being equivalent to one share of Class A Common Stock. In connection with the disposal of its cable operations, the Company fully vested 276,126 units of which 143,972 units were paid in cash and stock totaling $1,653 prior to the Continental Merger. In connection with the reorganization and transactions described in Note 4, and as provided under the terms of the plans, the number of units awarded to participants holding units immediately after the closing of the transaction were adjusted upward by a factor of approximately 2.3876 (the "Conversion Factor") in order to preserve the economic value of the outstanding units. Such Conversion Factor has been reflected throughout these financial statements. All remaining restricted stock units, including additional units accrued as a result of dividends and reinvested dividends, became 100% vested in September, 1996 at which time 542,753 shares of Class A Common Stock were issued to the restricted stock unit participants in settlement of this plan.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





(c) Stock Option Plans

Effective October 1, 1994, the Board of Directors of the Company adopted the ''1994 Employee Stock Option Plan'' and the ''1994 Non-Employee Director Stock Option Plan'', (The ''Option Plans''). The Option Plans were approved by the stockholders of the Company at its Annual Meeting in 1995. The Option Plans will remain in effect until the earlier of October 1, 1999 or termination of the aforementioned Option Plans by the Board of Directors of the Company.

Under the terms of the Option Plans, key employees recommended by the Compensation Committee of the Board of Directors (or by any other committee appointed by the Board consisting of two or more non-employee Directors) and all non-employee directors, are eligible to receive grants of stock options. On May 8, 1996, the stockholders of the Company approved amendments to the Options Plans which, among other things, increased the number of shares reserved under the 1994 Providence Journal Employee Stock Option Plan (the "Employee Plan") from 1,687,500 to 3,600,000 and similarly increased the number of shares reserved under the 1994 Providence Journal Non-Employee Director Stock Option Plan (the "Director Plan") from 180,000 to 238,500. Shares may be awarded from authorized and unissued shares or from treasury shares, as determined by the Compensation Committee.

Options granted under the ''1994 Employee Stock Option Plan'' are exercisable in four equal annual installments beginning one year after the grant date. Options under the ''1994 Non-Employee Director Stock Option Plan'' are exercisable on the first anniversary date of the grant. Options granted under both plans have a term of ten years. Upon a ''Change of Control'' as defined in the Option Plans, all options granted will become immediately vested and exercisable. If the proposed Belo Merger is consummated all outstanding options will be settled by Belo in cash at the closing of the Belo Merger.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




The following table sets forth information relative to these stock-based compensation plans:


                                                   Weighted                    Weighted                   Weighted
                                                   Average                     Average                     Average
                                    1996           Exercise       1995         Exercise        1994        Exercise       Rsu
                                   Options          Price        Options        Price         Options        Price     Plan Units
                                  -----------    -----------    ----------    ----------    ----------    ----------   ----------
Options outstanding at 12/31/93          --                           --                          --                      703,745
Options granted in 1994                  --                           --                       286,650    $     1.47       26,862
Options canceled                         --                           --                          --                      (15,042)
                                  -----------                   ----------                  ----------                 ----------
Options outstanding at 12/31/94          --                           --                      286,650    $     1.47      715,565
Options granted in 1995                  --                        376,200    $    11.27          --                         --
Options canceled                         --                                                       --            --         (4,142)
Options exercised                        --                           --                                      (6,300)  $     1.47
Units paid                               --                           --                          --                     (143,972)
                                  -----------                   ----------                  ----------                 ----------
Options outstanding at 12/31/95          --                        376,200    $    11.27       280,350    $     1.47      567,451
Options granted in 1996             1,042,650    $     15.68          --                          --                         --
Options canceled                      (42,300)   $     15.00       (13,500)   $    11.27        (7,650)   $     1.47      (21,150)
Options exercised                        --                         (1,800)   $    11.27       (27,900)   $     1.47         --
Units paid                               --                           --                          --                     (542,723)
Adjustments                              --                           --                          --                       (3,578)
                                  -----------    -----------    ----------    ----------    ----------    ----------   ----------
Options outstanding at 12/31/96     1,000,350    $     15.60       360,900    $    11.27       244,800    $     1.47         --
                                  ===========    ===========    ==========    ==========    ==========    ==========   ==========
Options exercisable at 12/31/96          --             --         112,500    $    11.27       159,525    $     1.47         --
                                  ===========    ===========    ==========    ==========    ==========    ==========   ==========

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its plans. Compensation expense, including the US West Stock Compensation Adjustments discussed above, recorded under APB 25 for the above described stock-based compensation plans included in continuing operations was as follows for the years ended December 31:

                           1996         1995       1994
                          -------     -------     -------
IUP Plan ............     $ 7,190     $   773     $12,747
1994 Option Plan.....       1,681         441         --
RSU Plans ...........       3,523       1,173       2,391
                          -------     -------     -------
Total ...............     $12,394     $ 2,387     $15,138
                          =======     =======     =======

Had compensation costs for the Company's three stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the optional fair value based method of SFAS Statement 123, "Accounting for Stock-Based Compensation", the Company's net loss and loss per share would have been increased to the pro forma amounts
indicated in the table below.   The fair value of each option grant is
estimated on the date of grant using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 1995 and 1996: expected volatility, 19.38% for both 1995 and 1996; dividend yield, 2.22% for 1995 and no dividend yield for 1996; risk-free interest rates of 5.86% and 6.27% in 1995 and 1996, respectively; expected life of options, four years for both 1995 and 1996. The weighted average fair market value for options granted in 1996 and 1995 were $4.43 and $2.26, respectively.

The effects on pro forma net loss obtained from applying SFAS 123 may not be representative of the effects on reported net income (loss) for future years:

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                               1996          1995
                                               ----          ----
Net loss                      As reported     $(13,730)    $(9,648)
                                              ========     =======
                              Pro forma       $(14,270)    $(9,689)
                                              ========     =======
Net loss per share            As reported     $  (0.32)    $ (0.25)
                                              ========     =======
                              Pro forma       $  (0.33)    $ (0.25)
                                              ========     =======


NOTE 19 -- PENSIONS AND OTHER EMPLOYEE BENEFITS

(a) Defined Benefit Pension Plan

The Company's defined benefit pension plan covers substantially all employees of the Providence Journal Company and its wholly owned subsidiaries. The Company's funding policy for this defined benefit plan is to contribute such amounts as are deductible for federal income tax purposes. Benefits are based on the employee's years of service and average compensation immediately preceding retirement and vest upon completion of five years of service with the Company.

The funded status of the defined benefit plan is as follows:

                                                                             1996          1995
                                                                          ---------      ---------
Actuarial present value of benefit obligations:
    Vested benefit obligations .....................................      $ (88,896)     $ (86,502)
                                                                          =========      =========
    Accumulated benefit obligations ................................      $ (94,960)     $ (91,968)
                                                                          =========      =========
Projected benefit obligations ......................................      $(120,736)     $(109,985)

Plan assets at fair value (primarily corporate equity and debt
securities, government securities and real estate) .................        133,486        132,779
                                                                          ---------      ---------
    Excess of plan assets over projected benefit obligations .......      $  12,750      $  22,794
                                                                          =========      =========

The assumptions used in the above valuations are as follows:

                                              1996     1995
                                              ----     ----
Discount rate .........................       7.0%     7.0%

Rate of increase in compensation levels       4.5%     4.5%

Certain changes in the items shown above are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and amounts included in the consolidated balance sheets are shown below:

                                                                     1996          1995
                                                                   --------      --------
Unrecognized net loss ........................................     $ (6,426)     $ (2,874)
Unrecognized net transition asset being amortized principally
over 18 years ................................................        9,495        10,727
Unrecognized prior service cost due to plan amendment ........       (2,609)       (3,029)
  Prepaid pension cost (included in other assets) ............       12,290        17,970
                                                                   --------      --------
      Excess of plan assets over projected benefit obligations     $ 12,750      $ 22,794
                                                                   ========      ========

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




The components of 1996, 1995 and 1994 pension expense (income) and the assumptions used as determined by the plans' actuary, are as follows:

                                                                 1996        1995           1994
                                                              --------      --------      --------
Service cost ............................................     $  3,410      $  3,185      $  2,017

Interest cost ...........................................        8,262         7,480         5,093

Actual return on plan assets ............................      (14,548)      (25,674)        2,724


Net amortization of unrecognized net assets and deferrals        2,685        15,041       (11,304)
                                                              --------      --------      --------
        Pension expense (income .........................     $   (191)     $     32      $ (1,470)
                                                              ========      ========      ========



                                                     1996     1995     1994
                                                     ----     ----     ----
Discount rate ..................................     7.0%     7.5%     7.5%

Rate of increase in compensation levels ........     4.5      5.0      5.0

Expected long-term rate of return on assets ....     9.0      8.5      8.5


The effects of the special termination benefits of $3,701 and curtailment gain of $531 associated with the Newspaper Consolidation are included in the
Newspaper Consolidation Costs as discussed in Note 13.   The effects of the
special termination benefits of $7,457 and curtailment gain of $1,587 associated with the Newspaper Restructuring are included in the Newspaper Restructuring Costs discussed in Note 13.

(b) Defined Contribution Plans

The Company contributes to defined contribution plans based on the amount of each employee's plan contribution, not to exceed a predetermined amount as defined by each plan. The total expense of these plans was $1,519, $1,312, and $1,150 in 1996, 1995 and 1994 respectively.

(c) Other Post-retirement Benefit Plans

In addition to the Company's defined benefit pension plans, one of the Broadcasting stations provides post-retirement medical benefits to its group of employees. The Company provides post-retirement life insurance benefits to substantially all of The Providence Journal Company employees. These plans are non-contributory and are not funded.

The Company's accrued post-retirement benefit cost as of December 31, 1996 and 1995 was $ 3,500 and $3,461 respectively, consisting primarily of accumulated post-retirement benefit obligations for retirees. Net periodic post-retirement benefit cost for 1996, 1995 and 1994 totaled $239, $204 and $300 respectively, consisting primarily of interest costs.


For measurement purposes relating to the medical plan, a medical trend rate of 11.0% was used grading to 6.0% by the year 2001. A 1% change in the medical trend rate does not result in a material impact to the Company's reported post-retirement benefits. The discount rate used in determining the accumulated post-retirement benefit obligation for the medical and life insurance plans was 7.0% in both 1996 and 1995.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




(d) Supplemental Retirement Plans

The Company maintains two unfunded supplemental retirement plans which provide supplemental benefits to a select group of senior management employees. At December 31, 1996 and 1995, the vested benefit obligation was $5,244 and $3,933, respectively, and the accumulated benefit obligation was $5,350 and $4,684, respectively. The projected benefit obligation totaled $6,979 and $6,065, respectively, at December 31, 1996 and 1995.

The net periodic pension cost for 1996, 1995, and 1994 was $1,066, $1,000 and $997, respectively, consisting of service and interest costs. An assumed discount rate of 7.0% and compensation level increase rate of 4.5% and were used in determining the benefit obligations at both December 31, 1996 and 1995, respectively.

(e) Change in Control Agreements

In October, 1993, the Company executed various management agreements which only become effective upon a change-in- control of the Company. The terms of the agreements vary, with the maximum agreement providing a three year term of employment with responsibilities, compensation, and benefits at least commensurate as those during the prior six (6) months. If terminated involuntarily, the individuals are entitled to a maximum of 299% of their highest base pay and average bonus received during the prior three years as a lump sum severance payment. In a supplemental agreement, executed in October 1993, the Company committed to paying the severance stated above in the event an individual was involuntarily terminated as a result of corporate
restructuring, even if prior to a change-in-control.   The Belo Merger, if
approved by shareholders, will constitute a change in control of the Company and the obligations under these agreements would be assumed by Belo.


NOTE 20 -- DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

(a) Current Assets and Liabilities

The carrying amount of cash, trade receivables, trade accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

(b) Notes Receivable

The fair values of the Company's notes receivable are based on the amount of expected future cash flows associated with each instrument, discounted using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same maturities.

(c) Long-Term Debt and Obligations for Television Program Rights

The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate, for similar debt instruments of comparable maturity.

The fair value of obligations for television program rights are based on future cash flows, discounted using the Company's current borrowing rate, over the term of the related contract.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




(d) Interest Rate Swaps

The fair value of interest rate swaps is the amount at which they could be settled, based on estimates obtained from dealers. The amount of payment required to settle outstanding interest rate swaps at December 31, 1996 and 1995 approximated $2,800 and $8,000, respectively.


(e) Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The estimated fair value of the Company's financial instruments are summarized as follows:

                                              AT DECEMBER 31, 1996      AT DECEMBER 31, 1995
                                             ---------------------     ----------------------

                                             CARRYING     ESTIMATED    CARRYING     ESTIMATED
                                              AMOUNT     FAIR VALUE     AMOUNT      FAIR VALUE
                                             ========    ==========    ========     ==========
Notes receivable .......................     $    910     $    910     $ 19,174     $ 19,174
                                             ========     ========     ========     ========

Long-term debt .........................     $186,700     $184,700     $244,098     $242,098
                                             ========     ========     ========     ========

Television program rights payable ......     $ 19,909     $ 18,539     $ 21,972     $ 20,467
                                             ========     ========     ========     ========


NOTE 21 -- SETTLEMENT OF LITIGATION

On January 17, 1995, Cable LP I, Inc. ("Cable LP") brought a declaratory judgment action against Providence Journal Company ("Old PJC"), Colony Communications Inc. ("Colony") and Dynamic Cablevision Inc. ("Dynamic") in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida. Colony was a cable television subsidiary of Old PJC, which was transferred to Continental Cablevision, Inc. ("Continental") in connection with the Agreement and Plan of Merger between Old PJC, Continental, and the Company dated November, 18, 1994 as amended and restated as of August 1, 1995 (the "Continental Merger Agreement"). This case related to the Dynamic Partnership, in which Dynamic is the general partner with an 89.8% interest and Cable LP is the limited partner with a 10.2% interest. In this action, Cable LP claimed that (i) Dynamic was obligated to offer to sell Dynamic's general partnership interest to Cable LP before Old PJC entered into the Continental Merger Agreement and (ii) Dynamic's offer to purchase Cable LP's limited partnership interest for $13.1 million triggered a right of first refusal entitling Cable LP to purchase Dynamic's general partnership interest for $115 million. Cable LP sought a declaration by the court that the right of first refusal it asserted applies.

A motion to strike allegations of bad faith and breach of fiduciary duty against Old PJC, Colony and Dynamic was granted by the court, and an answer to the Complaint and a Counterclaim was filed by Old PJC, Colony and Dynamic on March 16, 1995, seeking a declaratory judgment that Cable LP unreasonably refused consent to the transfer of Dynamic's general partnership interest to Continental and that a purported transfer of Cable LP's interest in the Dynamic Partnership to a partnership to be managed by Adelphia Communications, Inc. violates Dynamic's right of first refusal under the Dynamic partnership agreement. The case was tried in December 1995. A final declaratory judgment in this action in favor of Cable LP was entered on May 21, 1996. Such judgment required, among other matters, Dynamic and Colony to negotiate with Cable LP on
a price to transfer Dynamic's general partnership interest to Cable LP.   The
Company appealed this judgment and moved to stay the effect of the judgment during the pendency of the appeal. On June 10, 1996, a hearing was held on the Company's motion to stay. At such hearing, the judge declined to grant or deny the Company's motion to stay at that time.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





In the event that, as a result of such litigation, Dynamic was required to sell its interest in the Dynamic Partnership to Cable LP, the Continental Merger Agreement provided that the Company would pay to Continental simultaneously with the closing of such sale an amount equal to the sum of (i) the amount (if any) by which the consideration received by Dynamic for the sale of such interest was less than $115 million plus (ii) the taxes which would have been payable assuming the purchase price for such interest equaled $115 million.

On December 27, 1996, the Company settled this obligation in full with Continental for $25 million. Consequently, the Company recorded a charge for this amount to stockholders' equity in the fourth quarter of 1996 to reflect the decrease in the net proceeds received from the disposal of the cable assets in 1995 pursuant to the Continental Merger Agreement (see Note 4). Such payment was funded by borrowings under the Company's revolving credit facility. Following such payment, all parties in the above mentioned litigation stipulated for and were granted a voluntary dismissal with prejudice of all claims before the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida on December 27, 1996.

NOTE 22 -- COMMITMENTS AND CONTINGENCIES

The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the consolidated financial position or results of operations of the Company

The Company has outstanding payment commitments for broadcast television programming totaling $42,442 at December 31, 1996, which under the licensing agreements are not yet available for showing. Such programming becomes available at various times over the years 1997 through 2002, at which point the Company records the asset and related liability.

The Company has various talent contract commitments primarily with its newscast employees covering up to three years together totaling $ 19,851.

The Company has an agreement with an electronic publisher of a major medical and education research company in which the publisher will provide medical and health content for certain programs and other programming, as well as for
certain health related products offered for sale to viewers.   In addition to
payments for programming and products, the Company is required to make royalty payments over the next five years at amounts ranging from $1,000 to $3,250 annually to maintain this exclusivity agreement.

The Company has self-insurance programs for workers' compensation, general liability, auto and certain health coverages. The Company's liability for large losses is capped, individually and in the aggregate, through contracts with insurance companies. In addition, the Company is self-insured for environmental hazards. An estimate for claims incurred but not paid is accrued at the end of each reporting period.

The Company has letter of credit commitments in amounts not to exceed $12,000 and $750 in support of industrial revenue bonds and leased studio space, respectively.

The Company employs approximately 2,800 full-time equivalents, of which approximately 1,080 worked in Broadcasting, 1,150 worked in Publishing and the remainder in corporate and Programming and Electronic Media. Approximately 32% of the Broadcasting employees are covered by a number of labor unions that are independent and unaffiliated among the television stations of Broadcasting. Approximately 60% of Publishing employees are represented by labor unions, mostly under existing collective bargaining agreements. The Providence Newspaper Guild and The Communications Workers of America Local 33's (combined, representing approximately 72% of all labor union employees), collective bargaining agreements expired on December 31, 1996. The Company is currently negotiating with the bargaining units for new collective bargaining agreements.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





In 1987, the Company repurchased approximately 8% of its outstanding shares of common stock from an unaffiliated party with a provision that additional consideration be paid to the unaffiliated party in the event of a significant change in ownership of the Company. The Company paid this unaffiliated party approximately $7,353 on October 5, 1995 in full settlement of the redemption agreement, and has recorded the additional consideration in the consolidated statement of stockholders' equity.

On August 12, 1994, Department of Insurance regulators seized control of Confederation Life Insurance Company. The Company's Qualified Compensation Deferral Plan has an investment contract with Confederation Life Insurance Company. The contract was entered into in 1991 and was scheduled to mature on January 2, 1996. As a result of this seizure, the value of the contract as of August 11, 1994, has been frozen at $3,840. The Company has agreed to guarantee the difference between the amount eventually paid by the regulators and the contract value on the seizure date. To date, the Company has paid $1,270 to the trustee of the Qualified Compensation Deferral Plan and anticipates full recovery of this amount from the Confederation Life Insurance Company.

NOTE 23 -- STOCKHOLDERS' EQUITY

The Company has two classes of common stock: Class A and Class B. Each class has the same rights and privileges, except that Class A common stock is entitled to one vote per share, whereas Class B common stock is entitled to four votes per share. In addition, the transfer of Class B common stock is limited to ''Permitted Transferees'' only; otherwise the shares convert to Class A common stock upon sale. In connection with the Continental Merger agreement, trading of all shares was restricted for a period of one year from the date of the closing, ending October 5, 1996.

Effective May 8, 1996, pursuant to a shareholder rights agreement, the Company declared and paid to shareholders one Class A right for each outstanding share of Class A common stock and one Class B right (a Class A right and a Class B right are collectively, "the Rights") for each outstanding share of Class B common stock. The Rights entitle the holder to purchase one share of Class A or Class B common stock at a purchase price of $70 per share. Upon the occurrence of certain events including certain parties acquiring beneficial ownership, the rights become exercisable. The Rights expire on May 7, 2006 unless the date is extended or unless the Rights are earlier redeemed or exchanged by the Company. See also Note 2.

NOTE 24 -- BUSINESS SEGMENT INFORMATION

The Company primarily operates in Broadcasting, Publishing, and Programming and Electronic Media. Broadcasting consists of nine owned network-affiliated television stations and four television stations for which the Company provides or will provide programming and marketing service for under local marketing agreements ("LMA"s) serving the following markets: Seattle, Portland, Charlotte, Albuquerque, Louisville, Honolulu, Spokane, Tucson, and Boise.
Prior to the Kelso Buyout, Broadcasting consisted of five stations (including one station under an LMA). Broadcasting revenues are derived substantially from local and national advertising and, to a lesser extent, from network compensation for the broadcast of network programming. Publishing consists primarily of the publication and sale of the major daily newspaper serving Rhode Island and parts of southeastern Massachusetts. Publishing revenues are derived primarily from advertising and, to a lesser extent, paid circulation. The Programming and Electronic Media segment consists of wholly owned subsidiaries, majority owned subsidiaries and equity investments in interactive and on-line electronic media, cable television and satellite network programming ventures, and other electronic media. Programming and Electronic Media revenues are principally derived from subscriptions, service fees and advertising. This segment currently consists of the Company's controlling interests consolidated January, 1996 and May, 1996, respectively, in AHN and TVFN (cable programming networks); interactive media investments:
Peapod and StarSight; its on-line electronic and information service, projo.com (formerly, Rhode Island Horizons); its broadcast programming venture: Partner Stations Network; and its wholly-owned cable news network: NorthWest Cable News Network ("NWCN"). NWCN is a 24-hour regional cable news network serving cable subscribers in the Pacific NorthWest.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




Operating results and other financial data for the principal business segments of the Company for 1996, 1995 and 1994 are presented in the table which follows. Operating income (loss) by business segment is total revenue less operating expenses. Other income (expense), income taxes and extraordinary items have all been excluded from the computation of operating income (loss) by segment. Identifiable assets by business segment are those assets used in Company operations in each segment. Capital expenditures are reported exclusive of acquisitions.



                                                       1996           1995           1994
                                                    ---------      ---------      ---------
     Revenues:
         Broadcasting .........................     $ 213,770      $ 180,547      $  54,024
         Publishing ...........................       130,486        128,491        127,893
         Programming and Electronic Media .....        15,343          3,468          2,300
                                                    ---------      ---------      ---------
                                                    $ 359,599      $ 312,506      $ 184,217
                                                    =========      =========      =========

     Operating income (loss):
         Broadcasting .........................     $  57,011      $  42,535      $   6,219
         Publishing ...........................        12,709        (10,264)         9,270
         Programming and Electronic Media .....       (52,880)        (1,831)          (315)
         Corporate ............................       (30,128)       (17,054)       (26,750)
                                                    ---------      ---------      ---------
                                                    $ (13,288)     $  13,386      $ (11,576)
                                                    =========      =========      =========

     Identifiable assets
         Broadcasting .........................     $ 493,929      $ 502,024      $  84,278
         Publishing ...........................       127,314        152,890        161,743
         Programming and Electronic Media:
            Investments in affiliated companies         4,735         17,315          2,708
            Other .............................        73,792         10,719          8,364
         Discontinued operations, net .........            --             --        369,790
         Investments in affiliates - Other ....         3,591          4,856         80,699
         Other ................................        17,643         19,426         17,131
                                                    ---------      ---------      ---------
                                                    $ 721,004      $ 707,230      $ 724,713
                                                    =========      =========      =========

Depreciation and amortization:
         Broadcasting .........................     $  27,359      $  21,884      $   7,856
         Publishing ...........................        10,757         10,850         11,198
         Programming and Electronic Media .....         4,461            167             33
         Other ................................           940          1,068            896
                                                    ---------      ---------      ---------
                                                    $  43,517      $  33,969      $  19,983
                                                    =========      =========      =========

     Capital expenditures
         Broadcasting .........................     $  12,289      $   7,951      $   1,587
         Publishing ...........................         1,904          3,200          2,356
         Programming and Electronic Media .....         9,963          3,670          1,138
         Other ................................           892            455          1,400
                                                    ---------      ---------      ---------
                                                    $  25,048      $  15,276      $   6,481
                                                    =========      =========      =========

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 25 -- SUBSEQUENT EVENT (UNAUDITED)

On February 19, 1997, the shareholders of both the Company and Belo approved the Belo Merger. Subsequently, on February 27, 1997, the FCC approved the merger which was then completed on February 28, 1997.

b.       Pro Forma Financial Information.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                   BELO / PROVIDENCE JOURNAL COMBINED COMPANY

The unaudited pro forma combined condensed statement of earnings for the year ended December 31, 1996 gives effect to the Merger and certain related transactions identified in the accompanying notes as if they had occurred at the beginning of the year. The unaudited pro forma combined condensed balance sheet at December 31, 1996 gives effect to the Merger and each such transaction as if they had occurred on such date. The pro forma information is based on the historical consolidated financial statements of Belo and Providence Journal and their subsidiaries under the assumptions and adjustments set forth in the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements. The unaudited pro forma combined condensed financial statements are presented for comparative purposes only and are not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the Merger been consummated at the beginning of the year or on the date indicated, nor are they necessarily indicative of future operating results or financial position.

These unaudited pro forma combined condensed financial statements should be read in conjunction with the Belo audited consolidated financial statements included in its annual report (Form 10-K) for the year ended December 31, 1996 and the Providence Journal audited consolidated financial statements which are included elsewhere in this Form 8-K/A.

The Merger is being accounted for by the purchase method of accounting. Belo's cost to acquire the outstanding shares of Providence Journal Common Stock was approximately $1.5 billion. The amount will be allocated to the tangible assets acquired and liabilities assumed according to their respective fair values, with the excess being allocated to identifiable intangible assets and goodwill. The adjustments in the accompanying pro forma combined condensed financial statements are based on a preliminary purchase price allocation.

The future results of operations of Belo will reflect increased amortization of such intangible assets and goodwill, increased interest expense and a higher effective income tax rate, since a significant portion of the consideration received by Providence Journal stockholders is non-deductible for tax purposes. The future financial position of Belo will reflect increased intangible assets as described above, increased borrowings and increased shareholders' equity resulting from the issuance of Belo Series A Common Stock to stockholders of Providence Journal.

                            A.H. Belo Corporation
        Unaudited Pro Forma Combined Condensed Statement of Operations
                         Year ended December 31, 1996


                                                                     Historical                       Pro Forma
                                                            --------------------------    -----------------------------------------
                                                                                          Providence
                                                                           Providence      Journal      Elimination of
                                                               Belo          Journal      Adjustments       AHN(f)        Combined
                                                            -----------    -----------    -----------    -----------    -----------
                                                                             (in thousands, except per share data)
Net Operating Revenues
     Broadcasting                                           $   333,396    $   213,770    $      --      $      --      $   547,166
     Newspaper Publishing                                       487,242        130,486           --             --          617,728
     Programming and Electronic Media                             3,670         15,343          3,677 (e)       (475)        22,215
                                                            -----------    -----------    -----------    -----------    -----------
       Total Net Operating Revenues                             824,308        359,599          3,677           (475)     1,187,109

Operating Costs and Expenses                                    593,476        329,370          8,436 (e)    (33,169)       898,113
Depreciation                                                     45,408         25,295            454 (e)     (1,367)        69,790
Amortization                                                     19,775         18,222         27,354 (a)       --           65,351
                                                            -----------    -----------    -----------    -----------    -----------
Earnings (Loss) From Operations                                 165,649        (13,288)       (32,567)        34,061        153,855

Interest Expense                                                (27,643)       (18,892)       (33,597)(b)       --          (80,132)
Equity in Loss of Affiliated Companies                             --           (4,706)         1,078 (e)       --          (80,132)
Other, Net                                                        6,034         10,621             53 (e)       (536)        16,172
                                                            -----------    -----------    -----------    -----------    -----------
Earnings (Loss) Before Income Taxes and
     Minority Interest                                          144,040        (26,265)       (65,033)        33,525         86,267
Income taxes                                                     56,535         (4,710)        (4,255)(c)      --            47,570
                                                            -----------    -----------    -----------    -----------    -----------
Earnings (Loss) From Continuing Operations
     Before Minority Interest                                    87,505        (21,555)       (60,778)        33,525         38,697
Minority interest                                                  --           10,503          1,294 (e)     (7,253)         4,544
                                                            -----------    -----------    -----------    -----------    -----------
     Earnings (Loss) From Continuing Operations
          After Minority Interest                           $    87,505    $   (11,052)   $   (59,484)   $    26,272    $    43,241
                                                            ===========    ===========    ===========    ===========    ===========

Earnings (Loss) Per Common and Common Equivalent Share:(d)

     Earnings (Loss) From Continuing Operations
          After Minority Interest                           $      2.11    $     (0.26)                                 $      0.65
                                                            ===========    ===========                                  ===========

Weighted Average Shares Outstanding                              41,510         42,970                                       66,905
                                                            ===========    ===========                                  ===========

See accompanying notes.

                             A. H. Belo Corporation
             Unaudited Pro Forma Combined Condensed Balance Sheet
                               December 31, 1996



                                                HISTORICAL                             PRO FORMA
                                        -------------------------     -----------------------------------------
                                                                      PROVIDENCE      ELIMINATION OF
                                                       PROVIDENCE       JOURNAL        AHN NET BOOK
                                            BELO         JOURNAL      ADJUSTMENTS        VALUE(f)      COMBINED
                                        -------------------------     -----------------------------------------
                                                                     (in thousands)
ASSETS
Cash and Cash Equivalents               $    13.829   $    19,141   $   (14,022)(a)   $    (4,686)   $    14,262
Accounts Receivable, Net of Allowance
     For Doubtful Accounts                  129,976        63,374          --                 (37)       193,313
Other Current Assets                         28,120        39,954          --              (4,319)        63,755
Property, Plan and Equipment, Net           370,780       176,536          --              (8,530)       538,786
Intangible Assets, Net                      582,248       363,019     1,448,694 (b)        11,308      2,405,269
Other Assts, Net                             99,119        58,980          --              (6,844)       151,255
                                        -------------------------   --------------------------------------------
                                        $ 1,224,072   $   721,004   $ 1,434,672       $   (13,108)   $ 3,366,640
                                        =========================   ============================================
LIABILITIES AND SHAREHOLDER'S EQUITY

Total Currrent Liabilities              $    89,313   $    81,442   $   (11,241)(d)   $   (10,747)   $   148,767
Long-Term Debt                              631,857       186,600       673,803 (c)          --        1,492,260
Other Long-Term Liabilities                 132,419        98,353       250,930 (d)          --          481,702
Minority Interest                              --           5,390          --              (2,361)         3,029
Shareholders' Equity                        370,483       349,219       521,180 (e)          --        1,240,882
                                        -------------------------   --------------------------------------------
                                        $ 1,224,072   $   721,004   $ 1,434,672       $   (13,108)   $ 3,366,640
                                        =========================   ============================================
Common Stock Outstanding                     36,260        47,615                                         61,655
                                        =========================                                    ===========
Book Value Per Share                    $     10.22   $      7.33                                    $     20.13
                                        =========================                                    ===========



See accompanying notes.

                             A. H. Belo Corporation
                     Notes to Unaudited Pro Forma Combined
                   Condensed Financial Statements (continued)





NOTE 1:  GENERAL

The pro forma combined condensed financial statements reflect the following:

(i) Issuance of 25,395,000 shares of Belo Series A Common Stock at an assumed price of $34.275 per share and the payment of $587,096,000 in cash to acquire all of the issued and outstanding shares of Providence Journal;

(ii) Assumed disposition, following the Merger, of the Company's interest in AHN by selling such interest or discontinuing funding;

(iii) Acquisition by Providence Journal of controlling interests in TVFN prior to execution of the Merger Agreement;

Belo currently owns two television stations in the Seattle, Washington market (KIRO and KING). According to FCC regulations, two competing television stations in a market may not be owned by the same entity. In accordance with these regulations, Belo has entered into an agreement to swap KIRO for KMOV in St. Louis, Missouri. The transaction is expected to close June 1, 1997, subject to regulatory approval. No effect has been given to this transaction in these pro forma combined condensed financial statements.

Consideration exchanged in the Merger (based on the assumptions described in (i) above) consisted of the following:


  Belo Series A Common Stock                         $  870,399
  Cash                                                  587,096
  Settlement of obligations, net of tax benefit(1)       61,863
                                                     ----------
Total                                                 1,519,358
Less:
  Providence Journal's net assets acquired as
  of December 31, 1996                                 (349,219)
Add:
  Deferred tax liabilities resulting from the Merger    278,555
                                                     ----------
Excess of purchase price over net assets acquired    $1,448,694
                                                     ==========


(1) Includes the following items: (a) cash-out of all Providence Journal stock options and stock-based compensation plans; (b) settlement of Providence Journal employment agreements; and (c) incurrence of miscellaneous acquisition expenses. These amounts have been reduced by certain accruals recorded by Providence Journal and the applicable tax benefit.

Certain reclassifications have been made to Providence Journal's historical consolidated financial statements to conform to Belo's presentation.

                             A. H. Belo Corporation
                     Notes to Unaudited Pro Forma Combined
                   Condensed Financial Statements (continued)





NOTE 2:  UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Pro forma adjustments giving effect to the Merger in the unaudited pro forma combined condensed statements of operations reflect the following:

(a) Amortization of the excess of the purchase price over net tangible assets acquired, on a straight-line basis over 40 years, net of elimination of the Providence Journal historical amortization of excess acquisition costs over the values assigned to net tangible assets acquired in prior acquisitions.

(b) Increase in interest expense resulting from net borrowings incurred to finance a portion of the purchase price. The interest rate on borrowings is assumed to be 5.7% for 1996, which is based on Belo's weighted average borrowing rates during the year. A change of 1/8 of 1% in the assumed interest rate would change the pro forma annual interest expense by approximately $1.8 million.

(c)   Income tax effect of pro forma adjustments.

(d) Earnings per share based upon the weighted average number of shares of Belo common and common equivalent shares outstanding, including 25,395,000 shares of Belo Series A Common Stock issued in connection with the Merger, as if they had been issued at the beginning of the year.

(e) To reflect the pro forma impact of Providence Journal increasing its investment in the Television Food Network, G. P. from approximately 21% to 46% and obtaining control effective May 1, 1996 of TVFN prior to the Merger as if the transaction had been made as of the beginning of the year.

(f)   Elimination of the results of the operations of AHN.  See Note 1 (ii).

                             A. H. Belo Corporation
                     Notes to Unaudited Pro Forma Combined
                   Condensed Financial Statements (continued)





NOTE 3:  UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

Pro forma adjustments in the unaudited pro forma combined condensed balance sheet giving effect to the Merger reflects the following:

(a) Liquidation of certain cash balances and short-term investments to fund partial payment of the Aggregate Merger Consideration.

(b)   Excess of purchase price over net assets acquired.

(c) Borrowings incurred to finance the cash portion of the Aggregate Merger Consideration and the cash settlement of certain obligations of Providence Journal.

(d) Liquidation of certain accrued liabilities upon settlement of obligations and recording of net deferred tax liability from the purchase price allocation.

(e) Elimination of Providence Journal's stockholders' equity, and issuance of 25,395,000 shares of Belo Series A Common Stock.

(f)   Elimination of the assets and liabilities of AHN.  See Note 1 (ii).

         c.      Exhibits.

         2.1 The Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1996, is incorporated by reference to Appendix A of the Joint Proxy Statement/Prospectus of Belo and Providence Journal included in Belo's Registration Statement on Form S-4 (Registration No. 333-19337) filed with the Commission on January 8, 1997.

          23.1   Consents of Independent Auditors.

         *99.1   Press Release, dated February 13, 1997.

         *99.2   Press Release, dated February 26, 1997.

         *99.3   Press Release, dated February 28, 1997.

---------------

*Filed previously with the Current Report on Form 8-K of Belo dated February 28, 1997.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 1, 1997                        A. H. BELO CORPORATION



                                           By: /s/ MICHAEL D. PERRY
                                               --------------------------------
                                                   Michael D. Perry
                                                   Senior Vice President and
                                                   Chief Financial Officer

                                  EXHIBIT LIST


         Exhibit No.              Description
         -----------              -----------
           2.1                    The Amended and Restated Agreement and Plan
                                  of Merger, dated as of September 26, 1996, is
                                  incorporated by reference to Appendix A of
                                  the Joint Proxy Statement/Prospectus of Belo
                                  and Providence Journal included in Belo's
                                  Registration Statement on Form S-4
                                  (Registration No. 333-19337) filed with the
                                  Commission on January 8, 1997.

          23.1                    Consents of Independent Auditors.

         *99.1                    Press Release, dated February 13, 1997.

         *99.2                    Press Release, dated February 26, 1997.

         *99.3                    Press Release, dated February 28, 1997.

-------------

*Filed previously with the Current Report on Form 8-K of Belo dated February 28, 1997.